EXHIBIT 5

November 12, 2004

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

Re:                             MedicalCV, Inc.
Registration Statement on Form S-8
2001 Equity Incentive Plan

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 279,827 additional shares of common stock to be issued under the MedicalCV, Inc. 2001 Equity Incentive Plan, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of MedicalCV, Inc.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

BRIGGS AND MORGAN,
Professional Association

By	/s/ Avron L. Gordon
Avron L. Gordon